Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated July 24, 2008 relating to the consolidated financial statements of Matech Corp., which appear in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Gruber & Company LLC
Gruber & Company LLC
Lake St. Louis, Missouri
December 11, 2008